EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated August 19, 2016, with respect to the financial statement of Nuveen Unit Investment Trust, Series 154, comprising Nuveen BofA Merrill Lynch Food Security Portfolio, Series 3, contained in Amendment No. 2 to the Registration Statement on Form S-6 (File No. 333-212416) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

August 19, 2016